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                                                        EXHIBIT 10.78

                            [IRA LETTERHEAD]


1st May, 1996


Mr. Stephen P. Scibelli, Jr.
President and Chief Executive Officer
Wilshire Technologies, Inc.
5441 Avenida Encinas, Suite A
Carlsbad, CA 92008

Dear Steve:

                             Re: Private Placement

You have furnished me a copy of the March 31, 1995 private Placement Memorandum, including the exhibits thereto (the "Memorandum") that Wilshire Technologies, Inc. ("Wilshire") is using in connection with a private placement (the "Offering") of up to five million shares of Wilshire's common stock.

Pursuant to our conversation of April 19, I would like to confirm the terms and conditions discussed regarding our assistance in the Offering.

Innovative Research Associates, Inc. ("IRA"), which currently renders consulting and investor relation services to Wilshire, will act as a finder of investors in the offering, on a non-exclusive basis.

IRA hereby represents to Wilshire:

1. It will not contact any person who does not meet the investor suitability standards set forth in the Memorandum.

2. It understands that Wilshire's common stock is being offered in reliance upon an exemption under Section 4(2) of the Securities Act of 1933 from registration under the Act. IRA will not distribute or disseminate (orally or in writing) any offering materials to prospective investors other than the Memorandum.

3. It has all permits, licenses and registrations, if any, that it needs to legally discharge its obligations hereunder.



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Mr. Stephen Scibelli, Jr.
President and Chief Executive Officer
Wilshire Technologies, Inc.
1st May, 1996
Page 2


4. It understands that it has no right to make any commitment on behalf of Wilshire to any potential investor.

5. It will keep and retain such records as may be necessary to identify any potential investors whom IRA contacted.

Wilshire may terminate the Offering at any time. Wilshire has the right to reject in whole or in part any offer to purchase its common stock or to allot to any investor less than the amount offered to be purchased by such investor and Wilshire's decision in respect thereof shall be binding on IRA.

In consideration for IRA's finder's services, Wilshire agrees to pay IRA 6 percent (the "Commission") of the sales proceeds collected from investors found by IRA, who shall not include those listed on exhibit A hereto.

Wilshire shall pay one-third of the Commission on the closing date of the Offering (the "Closing Date") in Wilshire common stock, issued at the same price and on the same terms on which such stock is sold to the other investors in the Offering.

Wilshire shall pay the remaining two-thirds of the Commission (the "Cash Commission") in cash at any time or from time to time on or after the Closing Date; provided that at least one-eighteenth of the Cash Commission shall be paid on the Closing Date and provided further that the aggregate of all cash Commissions paid by the last day of any month shall at no time be less than one-eighteenth of the total Cash Commission times the number of 30-day periods elapsed since the Closing Date. Unpaid Cash Commissions do not bear interest.

If the Offering does not close, no Commission or other payment is due. Wilshire will not reimburse IRA for any expenses unless these are incurred pursuant to Wilshire's written request to IRA.

IRA agrees to indemnify and hold harmless Wilshire, its directors, officers, stockholders, agents and employees, to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them (including fees and disbursements of counsel) which are related to or arise out of (a) IRA's activities under this letter agreement or (b) IRA's breach of its representations herein. This indemnity survives the termination of this letter agreement.
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Mr. Stephen Scibelli, Jr.
President and Chief Executive Officer
Wilshire Technologies, Inc.
1st May, 1996
Page 3


This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws provisions thereof.

If Wilshire is in agreement with the aforementioned, kindly sign below.

Thank you for your interest and consideration. We look forward to working with you.


INNOVATIVE RESEARCH ASSOCIATES, INC.            WILSHIRE TECHNOLOGIES, INC.

/s/ Thomas M. Dean                              /s/ Stephen Scibelli
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BY: Thomas M. Dean                              BY:

    President                                       CEO
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TITLE                                           TITLE

    May 1, 1996                                     5-9-96
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Date                                            Date